John Hancock Life Insurance Company (U.S.A.) A Stock Company

LIFE INSURED    [John J. Doe]

POLICY NUMBER      [12 345 678]

PLAN NAME      [Accumulation VUL]

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY WITH INDEXED ACCOUNT OPTIONS

ADJUSTABLE DEATH BENEFIT

INDEXED ACCOUNT OPTIONS (INDEX-LINKED INTEREST OPTIONS)

BENEFIT PAYABLE ON LIFE INSURED’S DEATH

FLEXIBLE PREMIUMS PAYABLE TO AGE 121 DURING THE LIFE INSURED’S LIFETIME

NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS)

Subject to the conditions and provisions of this policy, if the Life Insured dies while this policy is In Force, John Hancock Life Insurance Company (U.S.A.) (“the Company”) agrees to pay the Insurance Benefit to the beneficiary in a lump sum, which may include placing the Insurance Benefit in an interest-bearing account in the name of the beneficiary that provides immediate access to all of the account, and to provide the other benefits, rights, and privileges, if any, of the policy. If the Company makes other plans of payment available other than a lump sum, then a beneficiary may request payment under such plans in lieu of a lump sum. The Insurance Benefit is described in Section 4. INSURANCE BENEFIT.

Net Premiums are added to the Policy Value. You may allocate them to one or more of the Investment Accounts, the Indexed Accounts, or the Fixed Account, subject to Section 10. ALLOCATIONS AND TRANSFERS and any other applicable provisions of the policy.

The portion of the Policy Value that is in the Investment Accounts will vary from day to day. The amount is not guaranteed; it may increase or decrease, depending on the investment experience of the Investment Accounts that you have chosen.

While the portion of the Policy Value in the Indexed Accounts may be affected by an external index or indices, the Indexed Accounts do not participate in any stock or equity investment. The elements and the method used to calculate any Index Segment Interest Credit for each Indexed Account are shown in Section 1.

The portion of the Policy Value that is in the Fixed Account will accumulate at rates of interest we determine. Such rates will not be less than the Minimum Fixed Account Annual Rate shown in Section 1.

The amount of the Insurance Benefit, or the duration of the insurance coverage, or both, may increase or decrease as described in Section 4. INSURANCE BENEFIT.

READ YOUR POLICY CAREFULLY. It is a contract between you and us.

RIGHT TO RETURN POLICY. If for any reason you are not satisfied with your policy, you may return it for cancellation by delivering or mailing it to us or to the agent who sold it. If this policy does not replace another policy, you may return it within TEN days after receiving it, or if it replaces another policy, you may return it within TWENTY days after receiving it. We will refund in full the payment made. The policy will be void from the beginning.

Signed for the Company by:

21ACCVUL	DE

POLICY PROVISIONS

	Section

1.	1.	POLICY SPECIFICATIONS

2.	2.	TABLES OF RATES – Policy [12 345 678]

3.	3.	DEFINITIONS

4.	4.	INSURANCE BENEFIT

5.	5.	TOTAL FACE AMOUNT

6.	6.	PREMIUMS

7.	7.	POLICY VALUE

8.	8.	LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS

9.	9.	SEPARATE ACCOUNT AND SUBACCOUNTS

10.	10.	ALLOCATIONS AND TRANSFERS

11.	11.	LOANS

12.	12.	SURRENDERS AND WITHDRAWALS

13.	13.	NO-LAPSE GUARANTEE

14.	14.	GRACE PERIOD

15.	15.	POLICY TERMINATION

16.	16.	REINSTATEMENT

17.	17.	COVERAGE AT AND AFTER AGE 121

18.	18.	OWNER AND BENEFICIARY

19.	19.	ASSIGNMENT

20.	20.	MISSTATEMENTS

21.	21.	SUICIDE

22.	22.	INCONTESTABILITY

23.	23.	THE CONTRACT

24.	24.	RIGHT TO POSTPONE PAYMENT OF BENEFITS

25.	25.	CLAIMS OF CREDITORS

26.	26.	REPORTS TO OWNER

27.	27.	HOW VALUES ARE COMPUTED

28.	28.	QUALIFICATION AS LIFE INSURANCE

29.	29.	INTEREST ON PROCEEDS

21ACCVUL	2	DE

1. POLICY SPECIFICATIONS

Life Insured	[JOHN DOE]

Plan Name	[Accumulation VUL]	Policy Number	[12 345 678]

Age at Policy Date	[35]	Issue Date	[June 01, 2021]

[Sex]	[MALE]	Policy Date	[June 01, 2021]

Risk Classification	[Standard] [Non-Smoker]

Additional Ratings	[not applicable]

Owner, Beneficiary	As designated in the application or subsequently changed

Death Benefit Option at Issue	[Death Benefit Option 1]

Life Insurance Qualification	[Guideline Premium Test]

Test Elected

		Base Face Amount at Issue	$[500,000.00]

	Supplemental Face Amount at Issue		$[0.00]

		Total Face Amount at Issue	$[500,000.00]

Governing Law	Delaware

21ACCVUL	3.1	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

PREMIUMS AT ISSUE

Minimum Initial Premium	$[173.14]

No-Lapse Guarantee	$[2,077.69 per year]
Premium

Premium Mode	[Annual]

Planned Premium	$[5,000.00 per year]

Notice: This policy provides life insurance coverage for the lifetime of the Life Insured if sufficient premiums are paid. Premium payments in addition to the Planned Premium shown may need to be made to keep this policy and coverage In Force. After the Life Insured reaches Age 121, no further premium payments are payable.

Keeping the policy and coverage In Force will be affected by factors such as: changes in the current Monthly Cost of Insurance Rates; changes in the Premium Charge; changes in the Asset-Based Risk Charge; the amount, timing and frequency of premium payments; the interest rates being credited to the Fixed Account, Loan Account, and Indexed Accounts; the investment experience of the Investment Accounts; the amount of any Policy Credit applied to the Policy Value; changes to the Death Benefit Option; changes in the Total Face Amount; loan activity; withdrawals; and deductions for any applicable supplementary benefit riders that are attached to, and made a part of, this policy. Also refer to the No-Lapse Guarantee, Grace Period, and Policy Termination provisions in Sections 13. NO-LAPSE GUARANTEE, 14. GRACE PERIOD, and 15. POLICY TERMINATION.

21ACCVUL	3.2	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

SCHEDULE OF SUPPLEMENTAL FACE AMOUNT
Supplemental Face Amount at Issue		$[0]
Maximum Increasing Supplemental Face Amount		$[450,000]
Maximum Total Supplemental Face Amount		$[1,050,000]
Effective at Beginning of Policy Year	Supplemental Face Amount Increases	Total Supplemental Face Amount
1	$0	$0
2	$ 50,000	$50,000
3	$ 50,000	$100,000
4	$ 75,000	$175,000
5	$ 75,000	$250,000
6	$100,000	$350,000
7	$100,000	$450,000
8	$100,000	$550,000
9	$150,000	$700,000
10	$150,000	$850,000
11	$200,000	$1,050,000
12 to 86	$0	$1,050,000

21ACCVUL	3.3	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

OTHER BENEFITS AND SPECIFICATIONS

[Not Applicable]

21ACCVUL	3.4	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY VALUE CALCULATION

POLICY CHARGES:

Deductions from Premium Payments

Premium Charge	A percentage of each premium payment not to exceed the maximum percentages shown below.

Policy Years	Maximum Percentage

1-20	7.0%

21+	2.0%

Monthly Deductions

Administrative Charge	$20.00

Base Face Amount Charge	A charge that is equal to a rate, shown below, multiplied by the Base
Face Amount at Issue divided by 1,000.

Policy Years	Rate

1-3	[0.1585]

4-[20]	[0.1585]

[21]+	[0.0000]

Supplemental Face Amount	A charge that is equal to a rate, shown below, multiplied by the greater
Charge	of the Supplemental Face Amount at Issue and the Supplemental Face
Amount on the Processing Date, divided by 1,000.

Policy Years	Rate

1-3	[0.0520]

4-[20]	[0.0520]

[21]+	[0.0000]

Cost of Insurance Charge	Determined in accordance with Section 7. POLICY VALUE. Maximum Monthly Cost of Insurance Rates are shown in Section 2.

The Maximum Monthly Cost of Insurance Rates are no greater than those derived from the appropriate table used as the basis for the minimum Cash Surrender Values, as described below.

Indexed Performance Charge	A charge that is equal to [0.00125] multiplied by the Policy Value in the High Capped Indexed Account.

Asset-Based Risk Charge	A charge not to exceed 0.025% of the Policy Value in the Investment Accounts.

21ACCVUL	3.5	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY VALUE CALCULATION (continued)

Other Charges

Surrender Charge

This charge is deducted from the Policy Value during the Surrender Charge Period. See Section 12.

SURRENDERS AND WITHDRAWALS for details of when a Surrender Charge applies.

The Surrender Charge is equal to the Maximum Percentage of Surrender Charge multiplied by $[13,345.00].

In no event will the Surrender Charge be less than zero.

The table below also shows the applicable Maximum Percentage of Surrender Charge at the beginning of each Policy Year during the Surrender Charge Period. The Maximum Percentage of Surrender Charge is proportionately reduced each month of the Policy Year. In the event that the policy is lapsed and reinstated, the Surrender Charge Period will be as described in Section 16.

Surrender Charge Period (Policy Year)	Maximum Percentage of Surrender Charge
1	[100.00]%
2	[98.00]%
3	[97.00]%
4	[95.00]%
5	[93.00]%
6	[87.00]%
7	[84.00]%
8	[72.00]%
9	[59.00]%
10	[44.00]%
11	[39.00]%
12	[34.00]%
13	[29.00]%
14	[24.00]%
15	[19.00]%
16+	0.00%

Minimum Cash Surrender Values	We base any minimum Cash Surrender Values on the sex-distinct 2017 Loaded CSO Composite Ultimate (ANB) mortality tables, with substandard ratings as applicable.

Supplementary Benefit Rider Charges	Charges for applicable supplementary benefit riders are shown in that rider’s provisions and/or specification pages.

21ACCVUL	3.6	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY VALUE CALCULATION (continued)

OTHER TERMS, CHARGES, AND VALUES:

Minimum Total Face Amount	$ 50,000

Minimum Base Face Amount	$ 50,000

Minimum Total Face Amount Decrease	$ 50,000

No-Lapse Guarantee Period

Base Face Amount	First [15] Policy Years from Policy Date

Supplemental Face Amount (if elected)	First 5 Policy Years from Policy Date

Allocation Date	[10th day after the Issue Date]

Minimum Fixed Account Annual Rate	1.00%

Index Appreciation Account Values	See below under LISTING OF INDEXED

ACCOUNTS AND VALUES FROM THE

INDEX APPRECIATION ACCOUNT

Loan Interest Charged Annual Rate

Policy Years 1-10	3.25%

Policy Years 11+	2.25%

Maximum Loan Interest Credited Differential

Policy Years 1-10	2.00%

Policy Years 11+	1.25%

Minimum Loan Amount	$ 500

Policy Credit Rate	[0.04]%

Policy Credit Commencement Year	Beginning in Policy Year [21]

Policy Credit Duration	20 Policy Years

Minimum Withdrawal Amount	$ 500

Death Benefit Discount Factor	1.0008295

Maximum Transfer Fee	$25

(See Section 10. ALLOCATIONS AND TRANSFERS for Transfer Restrictions)

Fixed Account Maximum Transfer Percentage	15%

Fixed Account Maximum Transfer Amount	$2,000

Investment Accounts Maximum Transfer Amount	$1,000,000

21ACCVUL	3.7	DE

2. TABLES OF RATES – Policy [12 345 678]

Maximum Monthly Cost of Insurance Rates and Minimum Death Benefit Factors

The Maximum Monthly Cost of Insurance Rates per dollar of Net Amount at Risk (“Rates”) are shown below for each Age. The Rates shown have been adjusted for any applicable Additional Ratings that are applied to the Cost of Insurance Rates as shown in Section 1. The Rates apply to the Risk Classification of the Life Insured on the Issue Date. When the Life Insured reaches Age 121 and above, the Rate is 0.0000000 and the Minimum Death Benefit Factor is 1.0000.

Age	Rate	Minimum Death Benefit Factors	Age	Rate	Minimum Death Benefit Factors
35	0.0001142	2.5000	79	0.0038966	1.0500
36	0.0001251	2.5000	80	0.0043448	1.0500
37	0.0001351	2.5000	81	0.0048639	1.0500
38	0.0001468	2.5000	82	0.0054372	1.0500
39	0.0001585	2.5000	83	0.0061532	1.0500
40	0.0001718	2.5000	84	0.0069811	1.0500
41	0.0001844	2.4300	85	0.0079439	1.0500
42	0.0001952	2.3600	86	0.0090607	1.0500
43	0.0002002	2.2900	87	0.0103380	1.0500
44	0.0002061	2.2200	88	0.0117827	1.0500
45	0.0002119	2.1500	89	0.0133495	1.0500
46	0.0002178	2.0900	90	0.0150248	1.0500
47	0.0002228	2.0300	91	0.0167571	1.0400
48	0.0002286	1.9700	92	0.0185002	1.0300
49	0.0002345	1.9100	93	0.0202435	1.0200
50	0.0002445	1.8500	94	0.0218961	1.0100
51	0.0002579	1.7800	95	0.0233787	1.0000
52	0.0002737	1.7100	96	0.0253429	1.0000
53	0.0002921	1.6400	97	0.0275032	1.0000
54	0.0003130	1.5700	98	0.0299386	1.0000
55	0.0003381	1.5000	99	0.0326217	1.0000
56	0.0003666	1.4600	100	0.0355207	1.0000
57	0.0003992	1.4200	101	0.0383419	1.0000
58	0.0004360	1.3800	102	0.0412506	1.0000
59	0.0004796	1.3400	103	0.0441953	1.0000
60	0.0005290	1.3000	104	0.0471198	1.0000
61	0.0005869	1.2800	105	0.0499590	1.0000
62	0.0006515	1.2600	106	0.0526466	1.0000
63	0.0007245	1.2400	107	0.0566496	1.0000
64	0.0008052	1.2200	108	0.0610817	1.0000
65	0.0008910	1.2000	109	0.0660194	1.0000
66	0.0009828	1.1900	110	0.0715539	1.0000
67	0.0010797	1.1800	111	0.0778115	1.0000
68	0.0011852	1.1700	112	0.0833333	1.0000
69	0.0013035	1.1600	113	0.0833333	1.0000
70	0.0014414	1.1500	114	0.0833333	1.0000
71	0.0016049	1.1300	115	0.0833333	1.0000
72	0.0017960	1.1100	116	0.0833333	1.0000

21ACCVUL	4.1	DE

73	0.0020172	1.0900	117	0.0833333	1.0000
74	0.0022664	1.0700	118	0.0833333	1.0000
75	0.0025402	1.0500	119	0.0833333	1.0000
76	0.0028363	1.0500	120	0.0833333	1.0000
77	0.0031559	1.0500	121	0.0000000	1.0000
78	0.0035043	1.0500

21ACCVUL	4.1	DE

3. DEFINITIONS

Listed below are some terms that have specific meanings in your policy. Please refer to these definitions as you read your policy. Other terms may be defined in the body of your policy.

Additional Rating means an adjustment to the underwriting class that is applied when a Life Insured does not meet, at a minimum, our underwriting requirements for the Standard Risk Classification.

Adjusted Segment Crediting Balance means a reference value that is maintained for each Segment of an Indexed Account and is used in the determination of the Index Segment Interest Credit. On the Segment Maturity Date, the Adjusted Segment Crediting Balance is equal to the Initial Segment Balance; less amounts deducted from the Indexed Account during the Segment Term for all Monthly Deductions, withdrawals, deductions due to accelerated death benefit payments under a supplementary benefit rider, and deductions for Surrender Charges incurred; plus any credits under the policy or a supplementary benefit rider allocated to the Indexed Account during the Segment Term. For purposes of this calculation, each deduction and addition is first multiplied by the ratio of the number of complete months remaining in the Segment Term after the date of the deduction and addition divided by the number of months in the entire Segment Term.

Age means, on any Policy Anniversary, the age of the person in question at his or her birthday nearest that date.

Annual Processing Date means every 12th Processing Date following the Policy Date.

Business Day means any day that we are open for business and the New York Stock Exchange is open for trading. The net asset value of the underlying shares of a Subaccount will be determined at the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

Cash Surrender Value means the Policy Value less the Surrender Charge.

Closing Value means a value of the Index at the end of a Business Day. If the date prior to a Segment Initiation Date or a Segment Maturity Date is not a Business Day, the Closing Value will be the value of the Index on the close of the previous Business Day.

Date means a calendar day ending at midnight local time at our Service Office.

Evidence of Insurability means evidence satisfactory to us related to the current health, lifestyle, financial and other circumstances that may impact the insurability of the individual.

Fixed Account means that part of the Policy Value reflecting the value you have in our general account. Fund means each division, with a specific investment objective, of a Series Fund.

Holding Segment means a portion of an Indexed Account which holds amounts allocated to that Indexed Account until the amounts are designated to the Segments. Amounts allocated to a Holding Segment receive interest in the same manner and at the same rate as amounts in the Fixed Account.

Index means the external index for each Indexed Account as shown in Section 1.

Indexed Account means one of the accounts included within the Index Appreciation Account. Each Indexed Account is composed of one or more Segments and its Holding Segment. New Segments are created on a Segment Initiation Date, and mature at the end of the Segment Term, on the Segment Maturity Date. Indexed Accounts are shown in Section 1.

Index Appreciation Account means the portion of the Policy Value consisting of the sum of values in the Indexed Accounts.

21ACCVUL	5	DE

3. DEFINITIONS (continued)

Index Change means the percentage change in the value of the Index over the Segment Term. It is equal to (b) minus (a), the result divided by (a), expressed as a percentage, where:

(a)	is the Closing Value of the Index on the Business Day prior to the Segment Initiation Date; and

(b)	is the Closing Value of the Index on a Segment Maturity Date.

Index Loan Principal means the lien against the Index Appreciation Account due to a policy loan.

Index Segment Interest Credit means any interest that will be credited to the Segment Balance on the Segment Maturity Date. See Section 1 and Section 8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS for details.

Initial Segment Balance means the Segment Balance on a Segment Initiation Date as described in Section 8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS.

In Force means that the policy has taken effect as described in Section 6 and has not terminated in accordance with Sections 13. NO-LAPSE GUARANTEE, 14. GRACE PERIOD, or 15. POLICY TERMINATION, or been surrendered in accordance with Section 12. SURRENDERS AND WITHDRAWALS.

Investment Account means that part of the Policy Value reflecting the value you have in a Subaccount.

Issue Date means the date shown in Section 1 of this policy from which the Suicide and Incontestability provisions are first applied. Issue Date is also used to determine the Allocation Date shown in Section 1.

Loan Account means that part of the Policy Value reflecting amounts transferred from the Fixed Account, the Indexed Accounts, or the Investment Accounts as collateral for a policy loan.

Lock In Date means the date before which any new premium and Written Requests for allocation or transfer to the Index Appreciation Account must be received by us in order to be included in the determination of an Initial Segment Balance for a new Segment. The Lock In Date is shown in Section 1.

Lock Out Period means a period during which a restriction is imposed upon the creation of new Segments as described in Section 12. SURRENDERS AND WITHDRAWALS. The Lock Out Period commences on the date of a withdrawal, that is not a Systematic Withdrawal, from a Segment of any Indexed Account prior to the Segment Maturity Date. The duration of the Lock Out Period is as shown in Section 1.

Minimum Initial Premium means the minimum premium needed to put the policy In Force when the Issue Date is on or before the Policy Date, as shown in Section 1.

Net Amount at Risk means an amount used for the purpose of calculating the Cost of Insurance charges, as described in Section 7. POLICY VALUE.

Net Cash Surrender Value means the Cash Surrender Value less the Policy Debt.

Net Policy Value means the Policy Value less the Policy Debt.

Net Premium means the gross premium paid less any Premium Charge.

Participation Rate means a rate used in calculating any Index Segment Interest Credit for an applicable Indexed Account. We will set the Participation Rate for a new Segment no later than three Business Days before the Segment Initiation Date. Once set by us, the Participation Rate for a Segment will not change during the Segment Term for the Segment to which it applies. The Participation Rate will never be less than the Minimum Participation Rate shown in Section 1.

Planned Premium means the premium that is selected in the application for the policy, which is intended to be paid on a regular modal basis. It is shown in Section 1.

21ACCVUL	6	DE

3. DEFINITIONS (continued)

Policy Date means the date from which charges for the first Monthly Deductions are calculated. The Policy Date is shown in Section 1. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

Policy Debt as of any date equals (a) plus (b) plus (c), minus (d), where:

(a)	is the total amount of loans borrowed as of such date;
(b)	is the total amount of any unpaid loan interest charges borrowed against the policy on a Policy Anniversary;
(c)	is any interest charges accrued from the prior Policy Anniversary to the current date; and
(d)	is the total amount of loan repayments as of such date.

Policy Value means the sum of the values in the Loan Account, the Investment Accounts, the Index Appreciation Account, and the Fixed Account.

Policy Year means (a) or (b) below, whichever is applicable.

(a)	The first Policy Year is the period beginning on the Policy Date and ending on the Business Day immediately preceding the first Annual Processing Date.

(b)	Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Business Day immediately preceding the next Annual Processing Date.

Processing Date means the first day of a Policy Month. A Policy Month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Policy Date occurred. The Policy Date is not a Processing Date. If the Policy Date is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the Policy Month will be the last day of such calendar month.

Segment means a portion of an Indexed Account with a unique Segment Term.

Segment Balance means the portion of Policy Value in a particular Segment on a given date as described in Section 8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS.

Segment Cap Rate means a rate used in calculating any Index Segment Interest Credit for an applicable Indexed Account. We will set the Segment Cap Rate for a new Segment no later than three Business Days before the Segment Initiation Date. Once set by us, the Segment Cap Rate for a Segment will not change during the Segment Term for the Segment to which it applies. The Segment Cap Rate will never be less than the Segment Minimum Cap Rate shown in Section 1.

Segment Floor Rate means the minimum rate used in calculating any Index Segment Interest Credit. The Segment Floor Rate for each Indexed Account is shown in Section 1.

Segment Growth Rate means the rate of interest applied in the formula shown in Section 1, to calculate the applicable Index Segment Interest Credit.

Segment Initiation Date means the first day of a Segment Term. The Segment Initiation Date for each Indexed Account is shown in Section 1.

Segment Maturity Date means the last day of a Segment Term. The Segment Proceeds are computed on the Segment Maturity Date.

Segment Proceeds means for each Segment, the Segment Balance at the end of the day on the Segment Maturity Date plus any Index Segment Interest Credit.

21ACCVUL	7	DE

3. DEFINITIONS (continued)

Segment Term means the period of time a Segment exists from the Segment Initiation Date to the Segment Maturity Date. The Segment Term for each Indexed Account is shown in Section 1.

Separate Account means Separate Account A of the John Hancock Life Insurance Company (U.S.A.). Series Fund means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

Service Office means the office that we designate to service this policy as shown on the back cover of your policy.

Subaccount refers to one of the subaccounts of the Separate Account.

Surrender Charge Period means the period during which we will assess surrender charges. The Surrender Charge Period is shown in Section 1.

Surrender Date means the end of the Business Day on which we receive at our Service Office your Written Request for full surrender of the policy.

Systematic Withdrawal means one of a series of periodic withdrawals prescheduled with a defined start date, and either a defined end date or continuation until Written Request is given to terminate the schedule. If a scheduled Systematic Withdrawal is canceled after the schedule has begun, then any remaining withdrawals scheduled will also be canceled.

We, us, and our refer only to the Company.

Written Request means a request in a form satisfactory to us that is received at our Service Office, or, if permitted by our administrative practices, an e-mail received by us at the internet address specified by us for such requests.

You and your refer only to the owner of this policy.

4. INSURANCE BENEFIT

If the Life Insured dies while the policy is In Force, we will pay the Insurance Benefit upon receipt of due proof of death of the Life Insured, subject to any applicable provisions of the policy. If the Life Insured dies on or after the Surrender Date, no Insurance Benefit will be paid. However, we will instead pay the amount payable under the Surrenders and Withdrawals provision.

Insurance Benefit

The Insurance Benefit payable is the greater of (a) or (b), where:

(a)	is the Minimum Death Benefit as described below minus any outstanding Policy Debt, both at the date of death of the Life Insured; and
(b)	is an amount equal to (i) plus (ii) minus (iii), where:
(i)	is the Death Benefit as described below;
(ii)	is any amount payable under any supplementary benefit riders as a result of the Life Insured’s death that form part of the policy;
(iii)	is any outstanding Policy Debt at the date of death.

No amount of Index Segment Interest Credit will be credited if the Life Insured dies prior to a Segment Maturity Date.

If the Life Insured dies during a Grace Period, the Insurance Benefit will be reduced by any outstanding Monthly Deductions due.

21ACCVUL	8	DE

4. INSURANCE BENEFIT (continued)

Death Benefit

The Death Benefit will depend on whether Death Benefit Option 1 or Death Benefit Option 2 is in effect on the date of the Life Insured’s death.

Death Benefit Options

Under Death Benefit Option 1, the Death Benefit is equal to the Total Face Amount at the date of death of the Life Insured. Under Death Benefit Option 2, the Death Benefit is equal to the Total Face Amount at the date of death of the Life Insured plus the Policy Value at the date of death of the Life Insured.

If any withdrawals are made, the Death Benefit will be less than it would have been if no withdrawals were made (regardless of whether Death Benefit Option 1 or Death Benefit Option 2 is in effect). As described in Section 12, withdrawals reduce the Death Benefit by reducing:

(a)	the Face Amount if Death Benefit Option 1 is in effect; or
(b)	the Policy Value if Death Benefit Option 2 is in effect.

Change of Death Benefit Options

You may request in writing to change your Death Benefit Option from Death Benefit Option 2 to Death Benefit Option 1 at any time after the first Policy Year, while the policy is In Force. The change will be effective on the Processing Date following the date we approve the request, and the Total Face Amount after the change will be equal to the Total Face Amount immediately before the change plus the Policy Value as of the effective date of the change. Any increase to the Total Face Amount is effectuated by adding additional Supplemental Face Amount coverage to the policy. You may not change your Death Benefit Option from Death Benefit Option 1 to Death Benefit Option 2 at any time. Upon completion of your request, you will receive a policy amendment reflecting the requested change.

Minimum Death Benefit

If the sum of the Death Benefit as described above and the benefit payable upon the death of the Life Insured under any supplementary benefit riders is less than the Minimum Death Benefit, we will use the Minimum Death Benefit when determining the Insurance Benefit payable. The Minimum Death Benefit on any date is equal to the Minimum Death Benefit Factor for the Age of the Life Insured multiplied by the greater of the Policy Value or the cash surrender value, as defined in the federal income tax laws, on the date of death of the Life Insured. The Minimum Death Benefit Factors are shown in Section 2. However, at no time will the Minimum Death Benefit be less than the amount required to maintain qualification of this policy as a life insurance contract for federal income tax purposes. If you elect the Cash Value Accumulation Test as the Life Insurance Qualification Test, we reserve the right to modify the Minimum Death Benefit Factors shown in Section 2, retroactively if necessary, to maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary.

To the extent that the Net Amount at Risk associated with the Minimum Death Benefit that results from this calculation exceeds our guidelines and limitations that may be in effect, we reserve the right to:

(a)	distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed our guidelines and limitations in effect; or
(b)	if we should decide to accept the additional Death Benefit, it will be subject to our normal underwriting practices including Evidence of Insurability.

21ACCVUL	9	DE

5. TOTAL FACE AMOUNT

The Total Face Amount is made up of two components: (i) the Base Face Amount, and (ii) any Supplemental Face Amount. The Minimum Base Face Amount and the Minimum Total Face Amount limits are shown in Section 1. The Base Face Amount at Issue and the Total Face Amount at Issue are shown in Section 1. The Supplemental Face Amount at Issue is equal to zero.

Any scheduled increases in Supplemental Face Amount are elected on the application and if approved, these amounts, when they are to become effective and the Maximum Increasing Supplemental Face Amount will be shown in Section 1. If you later request to cancel a scheduled increase, or request a reduction in your Supplemental Face Amount, that request will be honored but all scheduled increases for subsequent policy years will cease. You may not increase your Base Face Amount under this policy.

Unscheduled Increases in Supplemental Face Amount

After the first Policy Year, while the Life Insured is alive and the policy is In Force, unscheduled increases to the Supplemental Face Amount may be requested in writing. We reserve the right to limit the maximum and minimum amount of such increases. The increases are subject to our approval in accordance with our normal underwriting practices, including Evidence of Insurability. Any increase will be effective on the next Annual Processing Date after our approval, at which time we may require a premium payment for the increase. Any increase to the Supplemental Face Amount will increase your Supplemental Face Amount Charge. It may be necessary for you to request an increase in your planned premium in order to pay for the increase in Supplemental Face Amount. If there is any remaining No-Lapse Guarantee Period for the Base Face Amount, it will be reduced to correspond to the remaining No-Lapse Guarantee Period for the Supplemental Face Amount.

Reduction of Total Face Amount

You may request a reduction in Total Face Amount any time after the first Policy Year while this policy is In Force. Any reduction in the Total Face Amount will be effective on the next Processing Date following the date we approve the request for the reduction. Upon completion of your request, you will receive a policy amendment reflecting the requested change.

The Minimum Total Face Amount Decrease is shown in Section 1. Any reduction in the Total Face Amount generally will be implemented by first reducing any Supplemental Face Amount, although we reserve the right to allow a reduction in Base Face Amount first. Without our prior approval, the Base Face Amount cannot be reduced below the minimum as shown in Section 1. A reduction in Base Face Amount will not reduce your Base Face Amount Charge as described in Section 1. A reduction in Supplemental Face Amount will reduce your Supplemental Face Amount Charge as described in Section 1.

21ACCVUL	10	DE

6. PREMIUMS

The Minimum Initial Premium is shown in Section 1. No insurance will take effect under this policy until our underwriters approve issuance of this policy and the conditions specified in the application form have been satisfied, including receipt of at least the Minimum Initial Premium at our Service Office.

In the event the Issue Date is later than the Policy Date, the Minimum Initial Premium due will be the Minimum Initial Premium shown in Section 1, plus an additional amount which is equal to the Minimum Initial Premium multiplied by the number of intervening Processing Dates.

Subsequent premiums can be paid on any Business Day at our Service Office, and in any amount subject to the limits described below. We reserve the right to limit the dollar amount of any premiums paid.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Business Day the payment is received at our Service Office, subject to the limitations of the life insurance qualification test elected by you and to our maximum limits then in effect, unless one of the following exceptions applies.

(a)	We will process a payment received prior to the Policy Date as if received on the Policy Date.

(b)	We will process the portion of any premium payment for which we require Evidence of Insurability on the first Business Day after we have received such evidence and found it satisfactory.

(c)

If our receipt of any premium payment (or portion thereof) would cause the policy not to qualify as a “life insurance contract” under federal income tax laws, we will not process such payment (or portion thereof).

(d)

If our receipt of any premium payment (or portion thereof) would cause the policy to be treated as a Modified Endowment Contract under federal income tax laws, we will process the payment (or portion thereof) on the first Business Day only after we have received satisfactory written confirmation from you indicating you understand the consequences of the policy being treated as a Modified Endowment Contract.

You may pay premiums until the Life Insured reaches Age 121, at which time Monthly Deductions cease and no further premiums may then be paid.

If any premium payment would result in the Minimum Death Benefit exceeding the Total Face Amount, we reserve the right to either refund the premium or to require additional underwriting, including Evidence of Insurability, for any excess of the Minimum Death Benefit over the Total Face Amount.

Continuation of Insurance Upon Discontinuance of Premium Payments

Regardless of whether you continue paying premiums, we will continue taking the Monthly Deductions from the Policy Value until the Life Insured reaches Age 121. Your insurance coverage will continue subject to the No-Lapse Guarantee, Grace Period, and Policy Termination provisions in Sections 13. NO-LAPSE GUARANTEE, 14. GRACE PERIOD, and 15. POLICY TERMINATION.

Returned or Protested Payments

The Company does not accept checks or other instruments unconditionally and, therefore, any purported payment(s) submitted to the Company by check or any other instrument including a wire transfer, whether or not credited to the policy by the Company, which is returned or protested does not constitute payment. The Company undertakes no duty to notify any person of a returned or protested payment, except as may be required by applicable law. Any information about the policy, including but not limited to verifications of coverage and policy values provided in any form by the Company on account of such submission(s) is not valid and shall not constitute a waiver or estoppel with respect to any of the terms or conditions of the policy. Such submissions will not prevent or delay a default or termination and do not extend the time for payment or any Grace Period as provided for under the policy.

21ACCVUL	11	DE

7. POLICY VALUE

The Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account, the Index Appreciation Account, and the Investment Accounts. Descriptions of the Loan Account, Fixed Account, Index Appreciation Account, and Investment Accounts can be found in Section 8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS.

Net Premiums Added

When we receive your premium payments at our Service Office, we deduct a Premium Charge that will not exceed the percentage shown in Section 1 and then add the balance remaining (the Net Premium) to the Policy Value. We will do this before we take any other deductions due on that day. We will add any Net Premiums received before the Policy Date to the Policy Value as of the Policy Date.

For any premiums received prior to the Issue Date, we will credit interest at the rate of return then being earned on allocations to the current money market Investment Account, but will not deduct a Premium Charge. The interest credited may be taxable. The Premium Charge will be deducted on the Issue Date, and the balance remaining will be the Policy Value from which other deductions will be taken and to which any subsequent Net Premiums will be added.

Allocation of the initial premium payment and any subsequent premium payments will be in accordance with Section 10. ALLOCATIONS AND TRANSFERS.

While a loan exists, we will treat the amounts you pay as premiums unless you submit to us a Written Request that they be treated as loan repayments.

Monthly Deductions

A Monthly Deduction is due and will be taken from the Policy Value as of the Policy Date and as of each applicable subsequent Processing Date, including during a Grace Period. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date that precedes the date on which we receive the premium at least equal to the Minimum Initial Premium, Monthly Deductions due for the period prior to receipt of the Minimum Initial Premium will be taken on the later of the date we receive the Minimum Initial Premium and the policy Issue Date.

Unless we agree otherwise, or you do not have sufficient funds in the Fixed Account, the Indexed Accounts, or the Investment Accounts, we will take Monthly Deductions from the Fixed Account, the Indexed Accounts, and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Policy Value net of the Loan Account immediately prior to the deduction. For the portion deducted from each Indexed Account, we will take that part of the Monthly Deduction from a Segment of the Indexed Account and amounts in a Holding Segment in the same proportion those Segments and Holding Segments bear to the total portion of the Policy Value in the Indexed Account immediately prior to the deduction.

Monthly Deductions are due until the Policy Anniversary on which the Life Insured reaches Age 121, at which time we will cease to take any further Monthly Deductions as described in Section 17. COVERAGE AT AND AFTER AGE 121.

The Monthly Deduction for any Policy Month that will be deducted from the Policy Value consist of charges (a) through (g) listed below, where:

(a)	is the Base Face Amount Charge, if any;

(b)	is the Supplemental Face Amount Charge, if any;

(c)	is the Administrative Charge;

(d)	is the Indexed Performance Charge, if applicable;

(e)	is the Asset-Based Risk Charge;

(f)	is the sum of the charges for riders which are part of the policy, if any, provided such charges are deducted from the Policy Value and are not part of the Cost of Insurance Charge; and

(g)	is the Cost of Insurance Charge.

21ACCVUL	12	DE

7. POLICY VALUE (continued)

Cost of Insurance Charge

The Cost of Insurance Charge for a specific Policy Month is equal to the current Cost of Insurance Rate for that month multiplied by the Net Amount at Risk. The current Cost of Insurance Rate includes the current cost of insurance rate for any supplementary benefit rider that has a cost of insurance charge.

We may adjust the Cost of Insurance Rates, including the cost of insurance rates for any supplementary benefit rider that has a cost of insurance charge, at any time based on our expectations of future experience including mortality, persistency, investment earnings, expenses, taxes, reserve and capital requirements, and reinsurance costs. These rates, however, will never exceed the corresponding Maximum Monthly Cost of Insurance Rates shown in Section 2. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

Change of Risk Classification and/or Additional Rating

Written Requests for a rate reconsideration to a more favorable underwriting class from your current Risk Classification and/or Additional Rating may be submitted to us after issue while this policy is In Force. If approved, these changes will become part of your policy. Our procedures require completion of an application and Evidence of Insurability. If approved, future Cost of Insurance Charges will reflect the new Risk Classification and/or Additional Rating. The change will be effective on the Processing Date following the date we approve the request. We recommend that you request and review a current policy illustration upon a change in Risk Classification and/or Additional Rating. For additional details, please contact your agent or our Service Office at the telephone number on the back of this policy. Approval of a more favorable Risk Classification and/or Additional Rating may require adjustments to limits under federal tax laws. We will notify you if premiums are required to be returned to you in order to avoid adverse tax consequences. Please consult a tax advisor before proceeding with the reclassification.

Net Amount at Risk

On the Policy Date, and on each subsequent Processing Date, we will determine a Net Amount at Risk used to calculate the Cost of Insurance Charge. The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Policy Value;

(b)

is the Total Face Amount plus the death benefit payable under any supplementary benefit riders that have a cost of insurance charge, with the result divided by the Death Benefit Discount Factor shown in Section 1, plus the Policy Value if Death Benefit Option 2 is in effect; and

(c)	is the Minimum Death Benefit as defined in Section 4. INSURANCE BENEFIT

The values used to calculate the Net Amount at Risk, including the values used to determine the Minimum Death Benefit, are determined on the Processing Date after any Net Premium is applied and Monthly Deductions other than the Cost of Insurance Charge are taken.

21ACCVUL	13	DE

7. POLICY VALUE (continued)

Other Deductions

We will deduct a Surrender Charge, as described in Section 12. SURRENDERS AND WITHDRAWALS, if during the Surrender Charge Period:

(a)	you surrender this policy for its Net Cash Surrender Value; or
(b)	you do not pay the Default Payment, described in Section 14. GRACE PERIOD, and your policy terminates.

Policy Credit

On each Processing Date beginning in the Policy Credit Commencement Year and continuing for the Policy Credit Duration, we will apply a Policy Credit to the Fixed Account, Investment Accounts, and Indexed Accounts in the same manner as we take monthly deductions from these accounts. The Policy Credit Commencement Year, Policy Credit Duration, and Policy Credit Rate are each shown in Section 1. The Policy Credit is equal to the Policy Credit Rate times the lesser of the Policy Value or the Policy Credit Limit.

The Policy Credit Limit is the greater of (a) or (b) where:

(a)	is zero; and
(b)	is (i) plus (ii) plus (iii) minus (iv), where:
(i)	is the Total Face Amount;
(ii)	is any amount payable under any supplemental benefit riders as a result of the Life Insured’s death;
(iii)	is the Policy Value; and
(iv)	is the Insurance Benefit payable plus any outstanding Policy Debt, minus the Policy Value if Death Benefit Option 2 is in effect.

For purposes of calculating the Policy Credit, the Policy Value, Insurance Benefit, outstanding Policy Debt, and any amount payable under any supplemental benefit riders are determined on the Processing Date before any Monthly Deductions are taken on that date.

8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS

The Policy Value equals the sum of the values in the Loan Account, the Fixed Account, the Index Appreciation Account, and the Investment Accounts, as described below.

Loan Account Value

The Loan Account reflects amounts transferred from the Fixed Account, the Index Appreciation Account, or the Investment Accounts as collateral for a portion of the Policy Debt as described in Section 11.

The amount you have in the Loan Account at any time equals:

(a)	amounts transferred to it from the Fixed Account, an Investment Account, or Holding Segment of an Indexed Account for loans or borrowed loan interest; plus

(b)	the portion of Segment Proceeds reallocated to it; plus

(c)	interest credited to it; less

(d)	amounts transferred from it to the Fixed Account, an Indexed Account, or an Investment Account for loan repayments.

For details regarding the loan processing, see Section 11. LOANS.

21ACCVUL	14	DE

8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS (continued)

Fixed Account Value

The Fixed Account is that part of the Policy Value, not in the Index Appreciation Account, the Investment Accounts, or the Loan Account, that receives a declared rate of interest.

The portion of the Policy Value in the Fixed Account at any time equals:

(a)	the portion of Net Premiums allocated to it; plus
(b)	amounts transferred to it from the Loan Account, an Indexed Account, or an Investment Account; plus
(c)	amounts directed to it due to a cancellation of an allocation to an Indexed Account as described in Section 10. ALLOCATIONS AND TRANSFERS; plus
(d)	interest credited to it; plus
(e)	the portion of Segment Proceeds allocated to it; plus
(f)	the portion of any Policy Credit allocated to it; less
(g)	the portion of Monthly Deductions subtracted from it; less
(h)	amounts transferred from it to the Loan Account, an Indexed Account, or an Investment Account; less
(i)	the portion of any withdrawals subtracted from it.

Interest

We may adjust the rate or rates of interest we credit to the Fixed Account at any time based on our expectations for future experience including investment earnings, persistency, mortality, expenses, taxes, reserve and capital requirements, and reinsurance costs. However, in no event will we credit interest to the Fixed Account at a rate that is less than the Minimum Fixed Account Annual Rate shown in Section 1. Any interest to be credited to the Fixed Account will be credited no less frequently than annually. Any interest credited to the Fixed Account in excess of the Minimum Fixed Account Annual Rate is nonforfeitable, except indirectly due to Surrender Charges.

Index Appreciation Account Value

The amount you have in the Index Appreciation Account at any time equals the sum of the Policy Value allocated to the Indexed Accounts shown in Section 1. Each Indexed Account is composed of one or more Segments and its Holding Segment. The Maximum Number of Segments applicable to an Indexed Account at one time is shown in Section 1. Amounts in a Holding Segment receive interest in the same manner and at the same rate as amounts in the Fixed Account, as described above in Fixed Account Value.

Each Individual Segment exists for a specified period of time, known as the Segment Term, and then ceases on the Segment Maturity Date.

Indexed Accounts

The portion of the Policy Value in an Indexed Account at any time equals:

(a)	the portion of Net Premiums allocated to it; plus
(b)	amounts transferred to it from the Loan Account, the Fixed Account, or an Investment Account; plus
(c)	the portion of Segment Proceeds allocated to it from another Indexed Account; plus
(d)	the portion of any Policy Credit allocated to it; plus
(e)	any Index Segment Interest Credits added to it; plus
(f)	interest credited to amounts in a Holding Segment; less
(g)	the portion of Monthly Deductions subtracted from it; less
(h)	the portion of Segment Proceeds reallocated from it to the Fixed Account, Investment Accounts, Loan Account, or another Indexed Account; less
(i)	the amounts directed from it to the Fixed Account due to a cancellation, as described in Section 10. ALLOCATIONS AND TRANSFERS; less
(j)	the portion of any withdrawals deducted from it; less
(k)	amounts transferred from it to the Loan Account.

21ACCVUL	15	DE

8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS (continued)

Initial Segment Balance

Segments for an Indexed Account are created on a Segment Initiation Date as shown in Section 1. The Initial Segment Balance for each new Segment of an Indexed Account is equal to:

(a)	the amounts in a Holding Segment on the Lock In Date, along with any interest credited to that amount; less
(b)	the portion of Monthly Deductions subtracted from (a) after the Lock In Date; less
(c)	the portion of any withdrawals deducted from (a) after the Lock In Date; plus
(d)	the portion of any Segment Proceeds allocated to that Indexed Account from maturing Segments; plus
(e)	the portion of any Policy Credit allocated to (a) after the Lock In Date.

Segment Balance

The portion of the Policy Value in an individual Segment at any time on or after the Segment Initiation Date through the Segment Maturity Date equals:

(a)	the Initial Segment Balance; plus
(b)	the portion of any Policy Credit added to it; less
(c)	the portion of Monthly Deductions subtracted from it; less
(d)	the portion of any withdrawals deducted from it.

Index Segment Interest Credit

The portion of the Policy Value in an Indexed Account may increase on a Segment Maturity Date by the Index Segment Interest Credit. On the Segment Maturity Date, including during a Grace Period, the Index Segment Interest Credit is calculated using the formula for the applicable Indexed Account as shown in Section 1. No Index Segment Interest Credit will be credited if a Policy Termination, as described in Section 15. POLICY TERMINATION, occurs prior to the end of a Segment Term.

Although no Index Segment Interest Credit is applied until the Segment Maturity Date, the Company maintains a balance for each Segment to record the amount estimated to pay an Index Segment Interest Credit on the next following Segment Maturity Date for that Segment. This balance is a reference value only and is not used in determining the actual Policy Value, Cash Surrender Value, or Insurance Benefit provided by this policy.

Segment Proceeds

The Index Segment Interest Credit, and the Segment Balance are added together to form the Segment Proceeds. The Segment Proceeds, after deducting any loan transfers made pursuant to Section 11. LOANS, are then allocated according to your instructions, subject to the restrictions described in Section 10. ALLOCATIONS AND TRANSFERS. If no allocation instructions are given, Segment Proceeds are allocated to a new Segment in the same Indexed Account.

21ACCVUL	16	DE

8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS (continued)

Investment Account Value

The amount you have in an Investment Account at any time equals the number of units in that Investment Account multiplied by the unit value of the corresponding Subaccount at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)	is the number of units credited to the Investment Account because of:
(i)	the portion of Net Premiums allocated to it; and
(ii)	amounts transferred to it from the Loan Account, the Fixed Account, an Indexed Account, or another Investment Account; and
(iii)	the portion of Segment Proceeds allocated to it; and
(iv)	the portion of any Policy Credit allocated to it; and
(b)	is the number of units canceled from the Investment Account because of:
(i)	the portion of Monthly Deductions subtracted from it;
(ii)	the portion of withdrawals deducted from it; and
(iii)	amounts transferred from it to the Loan Account, the Fixed Account, an Indexed Account, or another Investment Account.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction. See the Unit Value Calculation provision in Section 9. SEPARATE ACCOUNT AND SUBACCOUNTS for details on how unit values are determined.

9. SEPARATE ACCOUNT AND SUBACCOUNTS

Each Subaccount of the Separate Account purchases shares of a corresponding Fund of a Series Fund. The assets of the Separate Account are the property of the Company. They are used to support the Policy Values of variable life insurance policies. Income, gains, and losses of the Separate Account are credited to, or charged against, the Separate Account without regard to other income, gains, and losses. The part of the assets that is equal to the Investment Account values in respect of all variable life insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account the Separate Account assets in excess of the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

Right to Make Changes

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

21ACCVUL	17	DE

9. SEPARATE ACCOUNT AND SUBACCOUNTS (continued)

Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.
(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.
(c)

To create new separate accounts, or to combine any two or more separate accounts including the Separate Account, or to de-register the Separate Account under the Investment Company Act of 1940, or to transfer assets between the Separate Account and other separate accounts.

(d)	To transfer any assets in a Subaccount to another Subaccount, or to add, combine or remove Subaccounts.
(e)

To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

(f)	To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

The investment policy of a Subaccount within the Separate Account shall not be materially changed unless a statement of the change is first filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is In Force, you may elect a transfer to the Fixed Account as described in Section 10. ALLOCATIONS AND TRANSFERS.

Unit Value Calculation

We will determine the unit values for each Subaccount as of the end of each Business Day.

For any Business Day, the unit value for a Subaccount is determined by multiplying the unit value for the immediately preceding Business Day by the net investment factor

The net investment factor for a Subaccount on any Business Day is equal to (a) divided by (b) where:

(a)	is the net asset value of the underlying Fund shares held by that Subaccount as of the end of such Business Day before any policy transactions are made on that day; and
(b)	is the net asset value of the underlying Fund shares held by that Subaccount as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Subaccount.

21ACCVUL	18	DE

10. ALLOCATIONS AND TRANSFERS

Allocation Instructions

Allocation instructions are your instructions for how amounts should be allocated among the Fixed Account, the Indexed Accounts, and the Investment Accounts.

Both Net Premium and Segment Proceeds allocation instructions, as applicable, are initially elected on your application for this policy and take effect on the Allocation Date shown in Section 1. We reserve the right to limit the dollar amount and to set minimum and maximum percentages that may be allocated to the Fixed Account, an Investment Account, or an Indexed Account.

You may elect to change your allocation instructions for future premium payments and maturing Segment Proceeds at any time by Written Request. A change will be effective as of the end of the Business Day on which we receive such Written Request. Any change you request to premium allocation instructions will affect the allocation of future premiums, but will not change the allocation of any previous premium payments made. We reserve the right to impose a limit on the number and frequency of such changes.

Premium Allocations

We process Net Premiums as described in Section 6. PREMIUMS. Any Net Premium credited to the Policy Value prior to the Allocation Date will automatically be invested in the current money market Investment Account. On the Allocation Date (or on the date such Net Premium is received, if later), we will reallocate the amount in the current money market Investment Account attributable to any such Net Premium in accordance with the allocation instructions then in effect. We will allocate all subsequent Net Premiums to the Fixed Account, Indexed Accounts, and any Investment Accounts in accordance with the allocation instructions then in effect.

Net Premiums allocated to an Indexed Account prior to a Lock In Date will be included in the Initial Segment Balance for a new Segment at that Segment Initiation Date. Net Premiums allocated to an Indexed Account after a Lock In Date will be included in an Initial Segment Balance for a new Segment on the next following Segment Initiation Date. Net Premium allocation instructions are subject to a Lock Out Period following a withdrawal from a Segment as described in Section 12. SURRENDERS AND WITHDRAWALS.

Segment Proceeds Allocations

On a Segment Maturity Date, Segment Proceeds are allocated to the Fixed Account, Indexed Accounts, or Investment Accounts in accordance with the allocation instructions then in effect. Segment Proceeds allocation instructions received by us after a Lock In Date will only apply to Indexed Account Segments maturing on the next following Segment Maturity Date.

Cancellation of an Allocation to an Indexed Account

You may cancel your allocation to an Indexed Account by submitting a Written Request no later than the Lock In Date. A cancellation will result in a reallocation of amounts from the Holding Segment to the Fixed Account.

Transfers

In the same way as described above in the Premium Allocations provision, instructions may be given to us at any time while the policy is In Force to transfer portions of the Policy Value among the Investment Accounts and the Fixed Account and from the Investment Accounts and the Fixed Account to the Indexed Accounts. Transfers are subject to the restrictions described below.

21ACCVUL	19	DE

10. ALLOCATIONS AND TRANSFERS (continued)

General Restrictions on Transfers

You can make up to two transfers per calendar month. You can transfer 100% of the Policy Value to the current money market Investment Account after this limit has been reached. If such transfer to the current money market Investment Account is made, no subsequent transfers from the current money market Investment Account to another Investment Account may be made within 30 days.

There is no charge for the first 12 transfers in any Policy Year. If you make more than 12 transfers in any Policy Year, a transfer fee not to exceed the Maximum Transfer Fee shown in Section 1 will apply to each subsequent transfer in the Policy Year. We will consider all transfer requests made on the same Business Day as one transfer. Transfers made pursuant to the Asset Allocation Balancer or Dollar Cost Averaging options described below are not subject to the foregoing general restrictions. Without our approval, the maximum amount that may be transferred to or from an Investment Account in any Policy Year may not exceed the Investment Account Maximum Transfer Amount shown in Section 1.

We reserve the right to impose additional restrictions to restrict short-term trading. Additional restrictions that may be imposed regarding transfers include, but are not limited to restricting:

(a)	the number of transfers made during a defined period;
(b)	the dollar amount of transfers;
(c)	the method used to submit transfers; and
(d)	transfers into and out of certain Investment Accounts.

We or a Series Fund in which the Separate Account invests may impose limits on transfer amounts, or impose additional restrictions to limit or terminate transfer privileges, at any time.

Restrictions on Transfers to the Fixed Account

You may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring any transfer charges, regardless of the number of transfers previously made, provided such transfers:

(a)	occur within 18 months after the Issue Date, as shown in Section 1; or
(b)

occur within the later of (i) or (ii) where (i) is 60 days from the effective date of a material change in the investment objectives of the Subaccount, from which the Policy Value will be transferred, and (ii) is 60 days from the notification date of such change.

Restrictions on Transfers out of the Fixed Account

The maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

(a)	the Fixed Account Maximum Transfer Percentage shown in Section 1 multiplied by the value in the Fixed Account at the previous Annual Processing Date;
(b)	the Fixed Account Maximum Transfer Amount shown in Section 1; and
(c)	the amount transferred out of the Fixed Account during the previous Policy Year.

Any transfer out of the Fixed Account may not involve a transfer to the current money market Investment Account.

If any transfer out of the Fixed Account would reduce the amount you have in your Fixed Account below $500, we will transfer out the entire value of the Fixed Account.

We reserve the right, in our sole discretion, to waive the transfer restrictions on the Fixed Account. Please contact us or your registered representative to determine if a waiver is currently in effect.

21ACCVUL	20	DE

10. ALLOCATIONS AND TRANSFERS (continued)

Restrictions on Transfers to and out of the Indexed Accounts

Transfers from an Indexed Account to any other account can only be made on a Segment Maturity Date.

We reserve the right to impose additional allocation and transfer requirements which may include, but are not limited to, restricting:

(a)	the number and frequency of transfers;
(b)	the methods used to submit allocation and transfer instructions; and
(c)	allocations and transfers to the Indexed Accounts.

Transfers from the Investment Account and the Fixed Account to the Indexed Accounts can be made at any time in accordance with the provisions of Section 8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS and the restrictions described in this section.

Asset Allocation Balancer Transfers

If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers at specified intervals you select which may be either annually, semi-annually, quarterly, or monthly. When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

Dollar Cost Averaging Transfers

If you elect this option, we will automatically transfer amounts each month from an Investment Account you select to your choice of one or more of the other Investment Accounts, the Indexed Accounts, or the Fixed Account. You must select the amount to be transferred. If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

11. LOANS

At any time while this policy is In Force and there is Available Loan Value, you can apply for a loan by Written Request. Each loan must be at least equal to the Minimum Loan Amount shown in Section 1. The Policy Value serves as the only security for a loan, and, as such, we may require a signed loan document to formalize this agreement. We may defer loans as provided in Section 24. RIGHT TO POSTPONE PAYMENT OF BENEFITS. Loans may not be made if the policy is in the Grace Period as described in Section 14. GRACE PERIOD.

Available Loan Value

The Available Loan Value is a projection of the Net Cash Surrender Value we make at the time you apply for a loan. The Available Loan Value on any date will be an amount equal to the Cash Surrender Value as adjusted by the following:

(i)	projecting the Available Loan Value at the Minimum Fixed Account Annual Rate from the date of the loan to the following Policy Anniversary assuming no premiums and no withdrawals; and
(ii)	the Available Loan Value is reduced by the Policy Debt; and
(iii)	the Available Loan Value is reduced by loan interest in advance to the end of the current Policy Year.

In no event, however, will the Available Loan Value be less than 90% of the Net Cash Surrender Value. Values will be determined, subject to Section 27. HOW VALUES ARE COMPUTED, as of the end of the Business Day on which the loan application is received at our Service Office.

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11. LOANS (continued)

Loan Interest Charged

Interest will accrue daily on Policy Debt at an effective rate equal to the Loan Interest Charged Annual Rate, as shown in Section 1. This rate will apply to the portion of debt that is collateralized by the Loan Account and the portion collateralized by the Index Appreciation Account.

We will increase the Loan Interest Charged Annual Rate at any time it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation, or court decision. In such case, we will increase the Loan Interest Charged Annual Rate to an amount that would result in the transaction being treated as a loan under federal tax law.

Loan interest is charged in arrears and is due on each Annual Processing Date and on any date you make a loan repayment. Accrued interest may be paid at any time. In the event that you do not pay the Loan Interest Charged when it is due, the loan interest will be borrowed against the policy (capitalized) and added to the Policy Debt on the Annual Processing Date. We will allocate the amount borrowed for interest payment as described in the Loan Account provision below.

Loan interest will continue to be charged, as described in Section 17. COVERAGE AT AND AFTER AGE 121, when Monthly Deductions and premium payments cease when the Life Insured has reached Age 121.

Loan Account Interest Credited

Loan interest is credited to the Loan Account and accrues daily. The annual effective rate of interest credited to the Loan Account is equal to the Loan Interest Charged Annual Rate minus the Loan Interest Credited Differential. We may adjust the Loan Interest Credited Differential at any time based on our expectations for future experience including investment earnings, persistency, mortality, expenses, taxes, reserve and capital requirements, and reinsurance costs. The Loan Interest Credited Differential will not exceed the Maximum Loan Interest Credited Differential shown in Section 1.

Loan Account

When you take a loan, or when accrued interest is capitalized, we will transfer amounts from the Fixed Account and the Investment Accounts to the Loan Account in the same proportion that the Policy Value in each of these accounts bears to the total Policy Value net of the Loan Account Value and net of the value in the Index Appreciation Account. When we transfer an amount from an Investment Account to the Loan Account, we will redeem units of that Investment Account that are equal to the amount transferred. These transfers do not count as a transfer for the purposes of the Transfer provisions described in Section 10. ALLOCATIONS AND TRANSFERS. If you take a loan, the transfer amount will be equal to the amount of the loan. If accrued interest is capitalized, the transfer amount will be equal to the amount of capitalized interest minus the cumulative amount of Loan Account Interest Credited since the date loan interest was last capitalized, or the Policy Date if none. If the Policy Value in the Fixed Account and Investment Accounts is insufficient to complete this transfer, we will next transfer, to the extent possible, an amount equal to the remaining transfer from any Holding Segment to the Loan Account. If there is insufficient Policy Value in the Holding Segments to complete this transfer, we will then increase the balance of the Index Loan Principal by the remaining amount.

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11. LOANS (continued)

On each Processing Date and each Segment Maturity Date, when the Index Loan Principal is greater than zero, we will reduce the Index Loan Principal to the extent possible, by transferring to the Loan Account, an amount up to the Index Loan Principal. The transfer amount will be taken from the following accounts in the order described below until the Index Loan Principal is reduced to zero:

(a)	any Policy Value in the Fixed Account and Investment Accounts on a pro-rata basis; then
(b)	any Policy Value in a Holding Segment; then
(c)	any Segment Proceeds.

After the transfer, any remaining Segment Proceeds are then allocated according to your Segment Proceeds allocation instructions.

Loan Repayment

You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured and while the policy is In Force.

When you make a loan repayment, we will first capitalize the loan interest. The loan repayment will first be applied to reduce the Index Loan Principal. If any loan repayment remains, it will be applied to the Policy Value by transferring amounts from the Loan Account as follows:

(a)

we will transfer to the Fixed Account an amount that is equal to the remaining loan repayment multiplied by the ratio of the amount borrowed from the Fixed Account over the sum of the amounts borrowed from the Fixed Account and the Investment Accounts; then

(b)

we will apply any remaining loan repayment in excess of the amount determined in (a), above, in accordance with the allocation instructions then in effect unless our then-current rules allow you to designate a different allocation with your repayment and you in fact do so.

Subject to any supplementary benefit rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you submit to us a Written Request that they be treated as loan repayments. However, when a portion of the Loan Account is allocated to the Fixed Account, we reserve the right, where permitted by state law, to require that premium payments be applied as loan repayments.

12. SURRENDERS AND WITHDRAWALS

Surrender of the Policy

You may surrender this policy upon Written Request for its Net Cash Surrender Value at any date prior to the death of the Life Insured. We will determine the Net Cash Surrender Value on the Surrender Date. We will process the request and pay the Net Cash Surrender Value only if we have not received due proof that the Life Insured died prior to the Surrender Date. After the Surrender Date, no insurance will be In Force. If you surrender the policy during the Surrender Charge Period, we will deduct a Surrender Charge from the Policy Value in calculating the Net Cash Surrender Value. The Surrender Charge and Surrender Charge Period are shown in Section 1.

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12. SURRENDERS AND WITHDRAWALS (continued)

Withdrawals

Once per Policy Month after the first Policy Year, you may request a withdrawal of part of the Net Cash Surrender Value, if available. When a withdrawal is taken, we will withdraw amounts from the following accounts in the order described below:

(a)	any Policy Value in the Fixed Account and the Investment Accounts on a pro-rata basis; then
(b)	any Policy Value in a Holding Segment; then
(c)	any Policy Value in the Segments of Indexed Accounts on a pro-rata basis.

Requested withdrawals are subject to the following conditions:

(a)	without our approval, each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;
(b)	after the withdrawal, the remaining Net Cash Surrender Value must be at least equal to three times the Monthly Deductions at the time of the withdrawal;
(c)	we will process the withdrawal, thereby reducing the Policy Value, as of the end of the Business Day on which we receive your Written Request;
(d)	we will reduce the amount of the withdrawal if the amount in all accounts is not sufficient to pay the withdrawal;
(e)	we will reduce the amount of the withdrawal if it would otherwise cause the Base Face Amount to fall below the Minimum Base Face Amount shown in Section 1;
(f)	on any date when there is a withdrawal from a Segment of any Indexed Account that is not a Systematic Withdrawal prior to the Segment Maturity Date, a Lock Out Period will begin;
(g)

if a Systematic Withdrawal is canceled at any time after the Systematic Withdrawal program has begun, the rest of the scheduled withdrawals will also be canceled; subsequent Systematic Withdrawal programs are not allowed to be set up for a twelve-month period from the date of the cancellation; and

(h)	Systematic Withdrawals must be set up at least thirty days before the withdrawals are scheduled to begin.

Withdrawals will reduce the amount of any Index Segment Interest Credit, as described in Section 8. LOAN ACCOUNT, FIXED ACCOUNT, INDEX APPRECIATION ACCOUNT, AND INVESTMENT ACCOUNTS. If Death Benefit Option 1 is in effect at the time of the withdrawal, the Total Face Amount plus any amount payable under a supplementary benefit rider as a result of the Life Insured’s death will be reduced. The reduction is equal to the amount of the withdrawal if, at the time of the withdrawal, the Total Face Amount plus any amount payable under a supplementary benefit rider as a result of the Life Insured’s death is greater than or equal to the Minimum Death Benefit as described in Section 4. INSURANCE BENEFIT; otherwise the reduction is equal to the amount (if any) by which the withdrawal exceeds (a) minus (b) with the result divided by (c), where:

(a)	is the Minimum Death Benefit;
(b)	is the Total Face Amount plus any amount payable under a supplementary benefit rider as a result of the Life Insured’s death; and
(c)	is the applicable Minimum Death Benefit Factor for the Life Insured’s Age as shown in the Table of Rates in Section 2.

The reduction described above will first reduce any amount payable under a supplementary benefit rider as a result of the Life Insured’s death. If any death benefit payable under a supplementary benefit rider is exhausted by the reduction, then we will reduce the Total Face Amount by any remaining reduction by first reducing any Supplemental Face Amount and then reducing the Base Face Amount. We reserve the right to allow a reduction in Base Face Amount prior to fully reducing any Supplemental Face Amount.

If Death Benefit Option 2 is in effect at the time of the withdrawal, the Policy Value will be reduced but the Total Face Amount will not be reduced.

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Your Death Benefit will continue to be determined in accordance with Section 4. INSURANCE BENEFIT, subject to this provision.

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12. SURRENDERS AND WITHDRAWALS (continued)

Lock Out Period Restriction

On any date when there is a withdrawal (that is not a Systematic Withdrawal) from a Segment of any Indexed Account prior to the Segment Maturity Date, a Lock Out Period will be imposed upon the creation of new Segments. The duration of the Lock Out Period is specified in Section 1. During a Lock Out Period any portion of Policy Value in a Holding Segment, as well as any additional amounts allocated or transferred to an Indexed Account, will not be included in the Initial Segment Balance for any new Segments until the first Segment Initiation Date following the Lock Out Period.

13. NO-LAPSE GUARANTEE

Your policy includes a No-Lapse Guarantee. The No-Lapse Guarantee Periods applicable to the Base Face Amount and to any Supplemental Face Amount are shown in Section 1. During the No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, any coverages subject to a No-Lapse Guarantee Period will not go into default provided the No-Lapse Guarantee Cumulative Premium Test is satisfied. However, this benefit will not prevent your policy from going into default if the Policy Debt is greater than zero and exceeds the Policy Value.

No-Lapse Guarantee Cumulative Premium Test

During the No-Lapse Guarantee Period, the No-Lapse Guarantee Cumulative Premium Test will be performed on any Processing Date when your Net Cash Surrender Value is less than or equal to zero. Your policy will satisfy the test if the sum of the premiums received, less any Policy Debt, and less the sum of any withdrawals taken on or before the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test. The No-Lapse Guarantee Premium is shown as an annualized amount under Premiums at Issue in Section 1. The monthly No-Lapse Guarantee Premium is one twelfth of this annualized amount.

The No-Lapse Guarantee Premium may change if any of the following changes occur under your policy:

(a)	a supplementary benefit rider is added, terminated, or changed (including any change in its cost or the expiration thereof);
(b)	the Death Benefit Option is changed;
(c)	a reduction in the Base Face Amount;
(d)	an unscheduled decrease or increase in any Supplemental Face Amount; or
(e)	a change in the Life Insured’s Risk Classification or, if applicable, Additional Rating.

We will inform you of any change to the No-Lapse Guarantee Premium. The revised No-Lapse Guarantee Premium will be effective from the date of the change. For the purpose of performing the No-Lapse Guarantee Cumulative Premium Test, any change to the No-Lapse Guarantee Premium will have no effect on the No-Lapse Guarantee Premiums due in prior months.

During the No-Lapse Guarantee Period, the Policy Value, Cash Surrender Value, and Net Cash Surrender Value will continue to be determined as described in Sections 7 and 12. On or after the expiration of the No-Lapse Guarantee Period, if the Net Cash Surrender Value is insufficient to keep the policy from going into default, an additional premium may be required to keep this policy In Force.

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14. GRACE PERIOD

Default

Subject to the No-Lapse Guarantee feature of the policy, the policy and any supplementary benefit riders will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value is less than or equal to zero after we take the Monthly Deductions that are due for that month.

If the No-Lapse Guarantee Period for the Base Face Amount and Supplemental Face Amount, as shown in Section 1, are both in effect, the No-Lapse Guarantee Cumulative Premium Test has been satisfied, and the Policy Debt is less than the Policy Value, the Base Face Amount, any Supplemental Face Amount, and any supplementary benefit riders will remain In Force.

If the No-Lapse Guarantee Period for the Supplemental Face Amount is no longer in effect but the No-Lapse Guarantee Period for the Base Face Amount is still in effect, the No-Lapse Guarantee Cumulative Premium Test has been satisfied, and the Policy Debt is less than the Policy Value, the Base Face Amount and any supplementary benefit riders will remain in effect, but any Supplemental Face Amount will go into default. The amount required to maintain any Supplemental Face Amount is equal to the Default Payment, as described below. If a premium payment at least equal to the Default Payment is not received by the end of the Grace Period, then any Supplemental Face Amount will cease to be in effect and will be terminated from the policy.

If the No-Lapse Guarantee Cumulative Premium Test has been met but the Policy Debt equals or exceeds the Policy Value, then the policy will go into default subject to the following:

(a)

If the No-Lapse Guarantee Period for the Supplemental Face Amount is in effect, the amount required to bring the policy out of default is equal to the Policy Value Default Payment, as described below. If a premium payment at least equal to the Policy Value Default Payment is not received by the end of the Grace Period, the policy will terminate.

(b)

If the No-Lapse Guarantee Period for the Supplemental Face Amount is no longer in effect but the No-Lapse Guarantee Period for the Base Face Amount is still in effect, the amount required to bring the Base Face Amount and any supplementary benefit riders out of default is equal to the Policy Value Default Payment, as described below. However, the Policy Value Default Payment will not bring the Supplemental Face Amount out of default. The amount required to maintain any Supplemental Face Amount is the Default Payment, as described below. If a premium payment at least equal to the Default Payment is not received by the end of the Grace Period, any Supplemental Face Amount will cease to be in effect and will be terminated from the policy. If a premium payment at least equal to the Policy Value Default Payment is not received by the end of the Grace Period, the policy will terminate.

If the No-Lapse Guarantee Period for the Base Face Amount has expired, then the policy will go into default. The amount required to bring the policy out of default is equal to the Default Payment, as described below.

If the No-Lapse Guarantee Period for the Base Face Amount is in effect, but the No-Lapse Guarantee Cumulative Premium Test has not been satisfied, the policy will go into default. The amount required to bring the policy out of default is equal to the Default Payment. You may pay the shortfall, in lieu of the Default Payment. The shortfall, which is described below, is the amount needed to satisfy the No-Lapse Guarantee Cumulative Premium Test. If payment of this shortfall amount is made within the Grace Period, one of the following will apply:

(a)	If the No-Lapse Guarantee Period for the Supplemental Face Amount is in effect, the Base Face Amount, any Supplemental Face Amount, and any supplementary benefit riders will remain in effect.
(b)

If the No-Lapse Guarantee Period for the Supplemental Face Amount is no longer in effect but the No-Lapse Guarantee for the Base Face Amount is still in effect, the Base Face Amount and any supplementary benefit riders will remain in effect, but any Supplemental Face Amount will terminate.

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14. GRACE PERIOD (continued)

The shortfall will be equal to the greater of (a) or (b), plus (c); where:

(a)	is the amount necessary to satisfy the No-Lapse Guarantee Cumulative Premium Test as of the date of default;
(b)	is the amount necessary for the Policy Value to equal or exceed the Policy Debt; and
(c)	is the No-Lapse Guarantee Premium for the next three Policy Months.

If a premium payment at least equal to the lesser of the Default Payment or the shortfall described above is not received by the end of the Grace Period, the policy will terminate.

Upon termination of the policy, the remaining Net Cash Surrender Value, if any, will be paid to the owner. No Insurance Benefit under the policy or any supplementary benefit riders will be in effect after the policy terminates.

Grace Period Duration

We will allow 61 days from the date the policy goes into default for you to pay the amount required to bring the policy out of default, as described in this Section. This is known as the Grace Period. Any payment sent to us must be received by us within the Grace Period. At least 30 days prior to termination of coverage, we will send notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

When payment is received during the Grace Period, any Monthly Deductions that were due and unpaid during the Grace Period will be immediately deducted from the Net Premium before the remaining amount will be applied to the Policy Value.

If the Life Insured dies during the Grace Period, we will deduct from the Insurance Benefit all Monthly Deductions that were due and unpaid during the Grace Period as of the date of the Life Insured’s death.

Default Payment

The Default Payment means the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero at the date of default, plus the amount necessary to keep the Net Cash Surrender Value above zero for the next three Policy Months.

Policy Value Default Payment

The Policy Value Default Payment is equal to the amount necessary to bring the Net Policy Value to zero, if it is less than zero at the date of default, plus the amount necessary to keep the Net Policy Value above zero for the next three Policy Months.

The Default Payment may be insufficient to continue your policy for the next three Policy Months due to the investment experience of the Investment Accounts that you have chosen.

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15. POLICY TERMINATION

This policy terminates on the earliest of the following events:

(a)	the end of the Grace Period if we have not received the amount necessary to bring the policy out of default;
(b)	surrender of the policy for its Net Cash Surrender Value; or
(c)	the death of the Life Insured.

16. REINSTATEMENT

If the policy terminates at the end of a Grace Period, you may apply for reinstatement of the policy within three years from the date of default. The policy cannot be reinstated if it has been surrendered for its Net Cash Surrender Value.

The requirements for reinstatement are as follows:

(a)	we must receive Written Request for reinstatement; and

(b)

reinstatement is subject to approval based on our normal underwriting practices including Evidence of Insurability for the Life Insured, and for any insureds covered under any supplementary benefit rider that you wish to reinstate.

If we approve your request,

(a)

we must receive at our Service Office, within 60 days from the date of approval, a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy In Force for at least the next three Policy Months;

(b)	the reinstatement date will be the date we receive the required payment referenced in (a) above at our Service Office, until which time no coverage will be In Force;
(c)	the Base Face Amount, and any Supplemental Face Amount will be reinstated to the same amounts as they were on the date the policy terminated;
(d)	any Surrender Charge will be reinstated to the amount it was at the date of default;
(e)	the remaining Surrender Charge Period, if any, will be the same as on the date of default;
(f)	the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated;
(g)

at reinstatement, the Policy Value, as well as the Net Premium received, will be allocated according to your current premium allocation instructions. Policy Value allocated to the Index Appreciation Account will create new Segments on the next Segment Initiation Date;

(h)	any remaining No-Lapse Guarantee Period will be reinstated with the policy, as measured from the Policy Date; and
(i)

the outstanding Policy Debt on the date of reinstatement will be equal to the Policy Debt on the date the policy terminated. You have the right at time of reinstatement to repay or reinstate any outstanding Policy Debt.

If a Schedule of Supplemental Face Amounts is shown in Section 1 which includes increases that would have otherwise become effective except for this policy having been terminated after being in default, such increases in Supplemental Face Amount will be effective on the next Annual Processing Date after the reinstatement date.

The Suicide and Incontestability provisions will apply from the reinstatement date as described in Sections 21 and 22.

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17. COVERAGE AT AND AFTER AGE 121

Provided the policy is In Force at the Life Insured’s Age 121, we will continue the policy In Force thereafter subject to the stipulations stated below.

Death Benefit

Death Benefit will be determined in the same manner as specified in Section 4. INSURANCE BENEFIT.

Premiums and Monthly Deductions

We will not accept any further premium payments. We will cease to take Monthly Deductions for charges listed in Section 1.

Credited Interest

We will continue to credit interest to the Fixed Account and Index Appreciation Account.    The portion of the Policy Value that is in an Investment Account will continue to vary from day to day.

Policy Credit

The Policy Credit will no longer be credited to the Policy Value.

Policy Debt and Default

Loans will continue to be allowed, as described in Section 11. LOANS.

Loan interest will continue to be charged if there is an outstanding loan. Loan repayments will be accepted, as well as any amounts required to keep the policy In Force.

The policy will go into default at any time the Policy Debt exceeds the Policy Value, as described in Section 11. LOANS and Section 14. GRACE PERIOD.

Withdrawals

Withdrawals will not be allowed.

18. OWNER AND BENEFICIARY

Until the Life Insured’s death, you can receive any amount payable under the policy and exercise all rights and privileges granted by the policy.

Change of Owner

Until the Life Insured’s death, you can change the ownership of the policy by Written Request. Unless specified by you, the change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request at our Service Office.

Trustee Owner

Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will serve as final settlement of the Insurance Benefit.

Joint Ownership

Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner’s interest in the policy passes to the surviving owner(s).

Successor Owner

If an owner dies prior to the death of the Life Insured, a named successor owner will, if then living, have all the owner’s rights and interest in the policy. The owner can designate, cancel, or change the designation of successor owner prior to the death of the Life Insured by written agreement provided to us.

The following four provisions will apply unless there is a beneficiary designation in effect that provides otherwise.

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18. OWNER AND BENEFICIARY

Beneficiary Classification

You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary, and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

Payment to Beneficiaries

We will pay the Insurance Benefit:

(a)	to any primary beneficiaries who are alive when the Life Insured dies; or
(b)	if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or
(c)	if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

Change of Beneficiary

Until the Life Insured’s death, you can change the beneficiary by Written Request unless you have made an irrevocable beneficiary designation. If an irrevocable beneficiary is named, such beneficiary cannot be changed without the written consent of the irrevocable beneficiary. We are not responsible if the change does not achieve your purpose. Unless otherwise specified by you, the change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

Death of Beneficiary

If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will be payable to you, or if you are the Life Insured, to your estate. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

19. ASSIGNMENT

Your interest in this policy may be assigned with the written consent of any irrevocable beneficiary. Your interest, any interest of the Life Insured and of any revocable beneficiary shall be subject to the terms of the assignment, but such assignment shall not affect the interest of any irrevocable beneficiary. Unless otherwise specified by you, any assignment will take effect on the date the notice of assignment is signed by you; however, it will not apply to any payments made or actions taken by us prior to receipt of notice.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been received at our Service Office. We assume no responsibility for the validity or sufficiency of any assignment.

20. MISSTATEMENTS

If the sex (if issued on a sex distinct basis) or age of the Life Insured was misstated in the application, we will, if necessary, change the Base Face Amount, any Supplemental Face Amount, and every other benefit to that which would have been purchased at the correct sex (if issued on a sex distinct basis) or age by the most recent Cost of Insurance Charge.

21. SUICIDE

If the Life Insured commits suicide, while sane or insane, within two years from the Issue Date or within two years from the effective date of a reinstatement, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any Policy Debt on the date of death and less any withdrawals.

If the Life Insured commits suicide, while sane or insane, after two years from the Issue Date and within two years from the effective date of any increase in the Insurance Benefit requiring Evidence of Insurability, the benefits payable under the policy will not include the amount of such Insurance Benefit increase but will include the amount of premium that pertains to the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Life Insured.

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22. INCONTESTABILITY

Except for non-payment of premium and fraud in the procurement of this policy to the extent permitted by applicable state law, this policy shall be incontestable after it has been In Force for two years from the Issue Date during the lifetime of the Life Insured. Any contest will be based on material misrepresentations made in the application for this policy.

In the case of reinstatement or any policy change requiring Evidence of Insurability, the original contestable period will continue to apply. In addition, a new two-year contestable period will apply from the effective date of such reinstatement or policy change during the lifetime of the Life Insured. Any such contest will be based only on material misrepresentations made in the application for reinstatement or policy change, unless the original contestability period is not yet expired.

Any premium payment that we accept subject to Evidence of Insurability, and any increase in Insurance Benefit resulting from such payment, shall be considered a policy change for purposes of this section.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Life Insured.

23. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional Written Requests or applications for policy changes or acceptance of excess payment may be submitted to us after issue and such additional requests may, if approved, become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Life Insured to defend a claim under the policy unless it is in a written application.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

Addition of Post-Issue Riders

You may apply to add any applicable supplementary benefit rider to your policy that we currently make available for addition after issue, provided you meet our then-current eligibility requirements for the issuance of the applicable supplementary benefit rider, which may include Evidence of Insurability, and your request is approved.

24. RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, withdrawals, policy loans, and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a)	the New York Stock Exchange (Exchange) is closed for trading (other than customary weekend and holiday closings), or trading on the Exchange is otherwise restricted;
(b)	an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or
(c)	the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payment of Net Cash Surrender Values, withdrawals, and policy loans for up to six months after we receive the request if such payments are based on values that do not depend on the investment performance of the Investment Accounts.

In addition, we may defer transfers under the circumstances stated in (a), (b), and (c).

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25. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

26. REPORTS TO OWNER

Within 30 days after each Policy Anniversary, we will send you a report at no charge showing:

(a)	the beginning and end dates of the current report;

(b)	the Death Benefit at the end of the current report period;

(c)	the amounts credited or debited to the Policy Value during the current period, identified by type;

(d)	the current allocation in the Fixed Account, the Loan Account, the Investment Accounts, and the Indexed Accounts at the end of the current report period;

(e)	the Loan Account balance and the Index Loan Principal balance, if any, at the end of the current report period;

(f)	the Cash Surrender Value, if any, at the end of the current report period;

(g)	the Policy Value, if any, at the beginning and at the end of the current report period;

(h)

if applicable, a notice stating that unless premium payments are made, assuming guaranteed mortality and expense charges and a 0% crediting rate of interest, the Net Cash Surrender Value will not be sufficient to maintain the policy In Force until the end of the next reporting period; and

(i)	any further information required by law.

Upon request, we will provide you with a current policy illustration. We will provide one illustration annually without charge. For additional reports you request, we reserve the right to charge a reasonable fee, not to exceed $50.

27. HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. We base any minimum Cash Surrender Values on the Commissioners Standard Ordinary Mortality Tables, as described under “Policy Value Calculation” in Section 1.

A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state shown in Section 1.

28. QUALIFICATION AS LIFE INSURANCE

It is intended that this policy comply with the definition of “life insurance contract” set forth in the federal income tax laws, so that, notwithstanding any other provisions of the policy to the contrary, it will be considered as life insurance for federal income tax purposes. We reserve the right to make any reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority. One of the following tax qualification tests will apply to the policy. The test you elected is shown in Section 1. Your election cannot be changed after issue.

Guideline Premium Test

Under this test, if at any time the premiums received under the policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with interest thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount is not refunded by then, the Total Face Amount under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating but only if such premium payment would result in a zero Policy Value at the end of the Policy Year. In addition, the Minimum Death Benefit, as described in Section 4. INSURANCE BENEFIT, must be maintained.

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28. QUALIFICATION AS LIFE INSURANCE (continued)

Cash Value Accumulation Test

Under this test, the Minimum Death Benefit, as described in Section 4. INSURANCE BENEFIT, must be maintained.

Effect of Policy Changes on Life Insurance Qualification Tests

A change in Death Benefit Option or Total Face Amount, Risk Classification, or Additional Rating will often change the policy’s limits under federal income tax law. We reserve the right to refuse or limit any request for such change if the change would cause the policy to fail to qualify as a life insurance contract for federal income tax purposes.

If the policy change would result in the Minimum Death Benefit exceeding the Total Face Amount, we reserve the right to:

a)	distribute to you a portion of the Policy Value such that the resulting Minimum Death Benefit does not exceed the Total Face Amount; or
b)	accept the additional Death Benefit subject to our normal underwriting practices including Evidence of Insurability.

29. INTEREST ON PROCEEDS

We will pay interest on the Insurance Benefit proceeds as follows:

(a)	interest shall accrue and be payable from the date of the Life Insured’s death;
(b)

interest shall accrue at the rate or rates applicable to the policy for funds left on deposit or, if we have not established a rate for funds left on deposit, at the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining these rates, we will use the rate in effect on the date of death;

(c)

interest shall accrue at the effective annual rate determined in item (b) above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of items (i), (ii), and (iii) to the date the claim is paid, where it is:

(i)	the date that due proof of death is received by us;
(ii)	the date we receive sufficient information to determine our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and
(iii)

date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to the Company. Legal impediments to payment include, but are not limited to: (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors, and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

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Communications about this policy may be sent to our Service Office, which is currently at [200 Berkeley Street, Boston, Massachusetts 02116-5023. Our toll-free number is 1-800-387-2747].

Flexible Premium Variable Universal Life Insurance policy with Indexed Account options

Adjustable Death Benefit

Indexed Account Options (Index-linked interest options)

Benefit payable on Life Insured’s death

Flexible premiums payable to Age 121 during the Life Insured’s lifetime

Non-Participating (Not eligible for dividends)

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